Simpson Thacher & Bartlett
                              425 Lexington Avenue
                            New York, New York 10017


                                                                   June 7, 1996


CapMAC Holdings Inc.
885 Third Avenue, 14th Floor
New York, New York 10022

Ladies and Gentlemen:

     We are acting as counsel to CapMAC Holdings, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), pursuant to a registration statement on Form S-8 (the "Registration Statement") of (i) 822,367 shares Common Stock, par value $.01 per share (the "Common Stock"), of the Company issuable under the CapMAC Holdings Inc. 1995 Omnibus Stock Incentive Plan (the "Omnibus Plan"), (ii) 195,000 shares of Common Stock of the Company issuable under the 1994 Stock Option Plan of CapMAC Holdings Inc. and Subsidiaries (the "1994 Plan") and (iii) 1,720,211 shares of Common Stock of the Company issuable under the Employee Stock Option Plan of CapMAC Acquisition Corp. and Subsidiaries (the "1992 Plan", together with the Omnibus Plan and 1994 Plan, the "Plans"; such 2,737,578 shares issuable under the Plans being referred to as the "Issuable Shares").

CapMAC Holdings Inc.                   -2-                          June 7, 1996


     In rendering this opinion, we have examined (i) the Registration Statement;
(ii) the Omnibus Plan; (iii) the 1994 Plan and (iv) the 1992 Plan. In addition, we have examined, and have relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

     Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Issuable Shares that are being registered pursuant to the Registration Statement have been duly authorized and upon their issuance and delivery in accordance with the Plans, the Issuable Shares will be validly issued, fully paid and nonassessable.

     We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law.

CapMAC Holdings Inc.                   -3-                          June 7, 1996


     This opinion letter is rendered to you in connection with the above described transactions. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. Except as stated herein, this opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent.

                                          Very truly yours,

                                          /s/ Simpson Thacher & Bartlett
                                          SIMPSON THACHER & BARTLETT